Exhibit 99.1

29 September, 2017

Acasti Pharma Inc.

535 Promenade du Centropolis

Suite 100, Laval

Québec, Canada

H7T 0A3

Re: Consent of Destum Partners, Inc.

Ladies and Gentlemen,

We understand that Acasti Pharma Inc. (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed follow-on public offering of its common shares (the “Proposed Offering”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our market research report with respect to CaPre, dated August 19, 2016, (the “Report”), as well as the citation of the Report, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K or other SEC filings (collectively, the “SEC Filings”), (iv) on the website of the Company, (v) in institutional and retail road shows and other activities in connection with the Proposed Offering, and in other publicity materials in connection with the Proposed Offering.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Yours faithfully,

For and on behalf of

Destum Partners, Inc.

By:	/s/ Thomas J. Filipczak
	Name:	Thomas J. Filipczak
	Title:	Managing Director & Partner